Exhibit 99.1

American Public University System Announces Commencement of Presidential Search

CHARLES TOWN, W.Va., Dec. 14, 2015 /PRNewswire/ -- American Public University System (APUS) today announced that it is commencing a search for a new president of APUS as part of an anticipated organizational realignment. After the identification of his successor, APUS President and CEO Dr. Wallace E. Boston will focus on his position as CEO with APUS parent company American Public Education, Inc. (APEI) providing strategic and leadership support to APUS, Hondros College of Nursing, and other APEI ventures.

The APUS Board of Trustees has engaged BSG Team Ventures to lead a formal search for Dr. Boston's successor, which is not expected to conclude before the end of the first calendar quarter of 2016. "It's been an honor to serve as president of APUS during a period of many institutional successes," said Dr. Boston, and "I look forward to working with a new president of APUS to help advance the accomplishments of both organizations."

The search for a new APUS president is occurring in the context of an anticipated organizational realignment. Over time, APEI's focus has broadened beyond APUS, including as a result of APEI's acquisition of Hondros College of Nursing in 2013. After careful consideration, Dr. Boston and the boards of APUS and APEI determined that it would benefit both APUS and APEI to have dedicated management teams focused on the day-to-day operations of each entity. "APUS's core mission of educating those who serve, driven by an ongoing commitment to academic excellence and affordability, remains the top priority for APUS," said Dr. Boston, "and this organizational realignment is intended to support that mission."

About American Public University System
American Public University System, winner of the Online Learning Consortium's (OLC) Ralph E. Gomory Award for Quality Online Education and four-time recipient of the OLC's Effective Practice Award, offers more than 90 online degree programs through American Military University and American Public University. Approximately 100,000 students and 50,000-plus alumni worldwide have benefitted from APUS's relevant curriculum, affordability, and flexibility in pursuing and earning degrees in such areas as business, information technology and security and global studies. For further information, visit www.apus.edu.

CONTACT: Brian Muys, 703-268-1143, bmuys@apus.edu